EXHIBIT 10.121
January 10, 2005
Mr. Ian J. Watkins
399 Mallard Road
Weston, FL 33327
Dear Ian:
     I am pleased to advise you that the Compensation Committee of the Board of Directors (the “Board”) of Andrx Corporation (“Andrx’) has approved certain changes to the terms of your employment, as detailed in Andrx’s letter of April 1, 2003 that you countersigned (the “Original Employment Letter”).
     These changes are subject to your continuing cooperation, commitment to and support of the strategic objectives set by the Board and myself, and are intended to both provide you with additional comfort in connection with those determinations, and to assure the Board and I of your cooperation, commitment and support in implementing those determinations. Should your cooperation, commitment and support towards those decisions be deficient, then in accordance with our other discussions and agreement, the terms of the Original Employment Letter shall only be modified to provide you with the amounts set forth in Paragraph 1 below, whether or not a “change of control” (as defined herein), occurred.
     Subject to this caveat, the following changes shall apply to the terms of your employment:
     1. In the event Andrx terminates your employment without “cause” (as defined herein), you shall be entitled to:
(i)	A lump sum payment of two years of your then current annual salary,

(ii)	The continuation of medical and dental benefits, at the usual employee rate, for a period of one year,

(i)	Accelerated vesting of that portion of the 30,000 share option grant you received in connection with your Original Employment Letter that would have vested over the next 12-months,

(ii)	Accelerated vesting of an additional 12-month portion of the restricted stock units (“RSU”) granted to you, pursuant to the terms of your RSU Agreement and Original Employment Letter with Andrx; and

(iii)	A 12-month career transition service
     2. In the event that, during the 18-month period following the occurrence of a “change of control”, Andrx or any successor entity terminates your employment

Mr. Ian J. Watkins
January 10, 2005

without “cause” or you terminate your employment for “good reason” (as defined herein), you shall be entitled to:
(i)	A lump sum payment of two years of your then current annual salary,

(ii)	A lump sum payment of two years of your target bonus at that time,

(iii)	The continuation of medical and dental benefits at the usual employee rate, for a period of one year,

(iv)	Accelerated vesting of all outstanding stock options and RSU awards, and

(v)	An amount representing a gross-up of any federal and state and local income tax liability arising from any amounts payable pursuant to this Agreement which are considered to be a “parachute payment” under Internal Revenue Code §280G and the regulations promulgated hereunder; and

(vi)	A 12-month career transition service.
     3. For the purpose of this letter:
          “Change of Control” shall mean: (i) any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the ‘beneficial owner’ (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities representing forty percent (40%) or more of the combined voting power of the then outstanding securities, (ii) a merger, consolidation, share exchange, business combination, joint venture or similar transaction, as a result of which the stockholders of the Company prior to such transaction hold less than forty percent (40%) of the combined voting power of the then outstanding securities after giving effect to such transaction, (iii) any sale, lease, exchange, transfer or other disposition of all or substantially all of its assets of the Company, or (iv) the Company has filed a Current Report on Form 8-K reporting under current Item 5.01 (or other Item if subsequently renumbered or subsequent Item) that a change of control of the Company has occurred.
          “Cause” shall mean (i) the commission of a criminal act by you, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by you in the performance of your job, (ii) actions by you which cause Andrx’s reputation or image to materially suffer, (iii) a breach by you of your Confidentiality and Non-Competition agreement, and (iv) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee’s employment.
          “Good reason” shall mean (i) any decrease in your salary without cause, (ii) any material diminution in your job responsibilities or title without cause or (iii) you are reassigned to a work location greater than 25 miles from your current work location.

Mr. Ian J. Watkins
January 10, 2005

     The Board and I would like to take this opportunity to thank you for your significant contribution to Andrx. Please acknowledge your understanding of the foregoing by signing and returning a copy of this letter to me as soon as possible.
Sincerely,
Thomas P. Rice
Chief Executive Officer
AGREED TO AND ACCEPTED ON
THIS 13th DAY OF JANUARY 2005
/s/ Ian J. Watkins

April 1, 2003
REVISED
Mr. Ian J. Watkins
19 Church Close
Ashington
West Sussex
RH20 3DL
England
Dear Mr. Watkins:
     I am very pleased to offer you a position at Andrx (“Andrx”), upon the following terms:

(1)	Position:	Senior Vice President, Human Resources

(2)	Reporting to:	Richard J. Lane, Chief Executive Officer

(3)	Salary:	$310,000 annually

(4)	Stock Options:
Non-qualified stock options to purchase 30,000 shares of Andrx’s common stock. Although the actual stock option grant, vesting schedule, and exercise price of these options will be determined by the Andrx Board at their next meeting, we anticipate that these options will vest annually over a four year period of time. Additional options will likely be granted. Your target grant will be 30,000 shares annually.

(5)	Restricted Stock:
In accordance with our Restricted Stock Program, we will recommend to the Andrx Board that you be granted 10,000 shares of Andrx’s common stock. Although the actual grant of restricted shares must be approved by the Board, it is anticipated that the shares will vest annually over a five year period.

(6)	Target Bonus:
You will be eligible for a target bonus of 45% with a potential maximum of 67 1/2% of salary. As this bonus program has only just been implemented at Andrx, achievement of this bonus in 2003 will be dependent on 2003 Andrx revenues and pretax earnings. In 2004, we plan to base bonuses on a mixture of Company and individual performance metrics.

(7)	Car Allowance:	Andrx will pay you a car allowance of $600 per month.

(8)	Termination:
In the event that your employment is terminated by Andrx at any time prior to December 31, 2004, without “cause,” you shall be entitled to (i) at least one year’s compensation at your then current annual salary together with the prior year’s bonus (or the Target Bonus if termination occurred during your first year of employment) and (ii) the immediate vesting of that portion of the foregoing Andrx stock options and restricted stock awards that would have vested in the next 12 months.

Mr. Ian J. Watkins
March 12, 2003

During the one year period after a “change of control,” in the event that your employment is terminated by Andrx or any successor entity without “cause” or you voluntarily terminate your employment for “good reason,” you shall be entitled to (i) at least three year’s compensation at your then current annual salary together with three times the prior year’s bonus (or the Target Bonus if termination occurred during your first year of employment) (ii) and the immediate vesting of that portion of the foregoing Andrx stock options and restricted stock awards that would have vested in the next 36 months.

For the foregoing purposes, (i) a change of control shall be deemed to have occurred if there occurs a “change of control” as defined in Rule 12 b-2 promulgated under the Securities Exchange Act of 1934; (ii) “cause” shall mean (a) the commission of a criminal act by you, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by you in the performance of your job, (b) actions by you which cause Andrx`s reputation or image to materially suffer, (c) a breach by you of your Confidentiality and Non-Competition agreement, and (d) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee’s employment; (iii) “good reason” shall mean any decrease in your salary without “cause” or any material change in your job responsibilities without “cause.”

(9)	Relocation:
Upon presentation of appropriate substantiating documentation, Andrx shall reimburse you for relocation expenses and temporary living expenses, (including any tax gross ups), which you reasonably incur while (i) maintaining a temporary residence after you report for work for up to four months, (ii) closing costs related to the sale of your home in New York or the UK and the purchase of a home in Florida, (iii) moving expenses from New York or UK and (iv) “gross up” of any amounts paid to you for relocation which are taxable to you. In the event you resign without good reason before completing one full year of employment by Andrx, you shall be required to repay 100% of the reimbursed relocation expenses to Andrx. Such amount shall be reduced to 66.66% if you thereafter resign before completing two full years of employment and shall be further reduced to 33.33% if you thereafter resign before completing three full years of employment. Although you are free to choose any moving company you like, we suggest you ask Allied Van Lines, with whom we have a corporate discount program, for a quote.

Mr. Ian J. Watkins
March 12, 2003

(10)	Benefits:
Andrx maintains a 401(k) plan and makes a matching contribution of 50% of the amount you contribute to the plan, up to 5% of your annual compensation and applicable laws. Andrx also maintains group medical (HMO or POS), dental and life insurance plans for all of its full-time employees and their families. As a member of our professional team, you and your family will be entitled to immediately participate (beginning the first day of the month after you begin work) in our medical insurance plan. These and other benefits you will receive as an Andrx employee are described in the enclosed materials.

(11)	Other Benefits:	The Company will provide you with annual membership in the local country club. However, you will be responsible for non-business related expenses which you occur.

(12)	Vacation:	You will be entitled to four weeks of vacation per year

(13)	Report Date:	As soon as possible
     The Company does not have a tax/ financial planning program for senior executives at this time. However, we are most interested in establishing such a benefit. Should you agree to join us, we would ask you to develop such a program and other executive benefit programs for the Company. While we cannot guarantee the Board will approve your suggestions, we know they are amenable to discussing these types of programs.
     This offer of employment assumes that your employment by Andrx and the performance of your duties will not violate the terms of any non-compete or other agreements to which you are a party and such assumption is a condition of your employment. Moreover, as your position will give you access to information which Andrx keeps confidential, your execution of our standard Confidentiality and Non-Competition Agreement will also be a condition of your employment.
     I am sure that you will find the environment here at Andrx both stimulating and rewarding and we look forward to your joining us. Should you have any questions, please feel free to call Ron Norris or me.

Mr. Ian J. Watkins
March 12, 2003

     Please signify your acceptance of this offer by signing a copy of this letter where indicated below and returning that copy to me by either fax (at 954-585-1888) or by mail.
Sincerely,
Richard J. Lane
Chief Executive Officer
AGREED TO AND ACCEPTED ON
THIS _____ DAY OF ________________, 2003

Ian J. Watkins
CC: Ron Norris